Exhibit 99.1

Teladoc Health Appoints Leading Healthcare and Hospitals Executive
Eric Evans to Board of Directors

Purchase, NY, September 20, 2023 – Teladoc Health, Inc. (NYSE:TDOC), the global leader in whole-person virtual care, today appointed Eric Evans to the company’s board of directors. Mr. Evans, currently chief executive officer and director of Brentwood, TN-based Surgery Partners, Inc. (NASDAQ:SGRY), is a recognized healthcare and hospital executive with significant experience leading complex organizations operating at the intersection of care and technology. Mr. Evans joins the board following the retirement of Senator William Frist, M.D. earlier this year, and will serve on the board’s compensation committee.

David B. Snow, Jr., non-executive Chairman of the company’s board, said: “We are extremely pleased to welcome Eric to Teladoc Health’s board of directors. Eric brings the perfect combination of talent, experience, and mindset to today’s Teladoc Health as we work closely with our clients to enhance our services and offerings, invest in a robust innovation pipeline, and deliver solutions that are transforming healthcare globally.”
Surgery Partners is a leading operator of surgical facilities and ancillary services with more than 180 locations nationwide. During his tenure, beginning in early 2019, Mr. Evans has scaled the business, adding a net 29 new facilities to its portfolio, growing revenue over 50% and earnings over 70%, which has driven approximately $3.5 billion of market capitalization growth. Prior to joining Surgery Partners, Mr. Evans was President of Hospital Operations at Tenet Healthcare, with responsibility for 68 acute care hospitals, 161 hospital-affiliated facilities, and more than 2,200 employed providers. He has a BS in industrial management from Purdue University and an MBA from Harvard Business School.
“It’s a privilege to join the Teladoc Health board of directors and to share my nearly two decades of experience in the integrated healthcare arena,” said Mr. Evans. “I’ve admired Teladoc Health for years and witnessed firsthand the ways in which the company has reinvented healthcare delivery for millions of employers, health plans, governments, and individuals. I look forward to collaborating with my fellow board members and working closely with the management team led by Jason Gorevic to write the next chapter in the company’s evolution.”
Teladoc Health reported second quarter financial results, in July 2023, with strong financial and operating results across all key metrics, including a 10% increase in revenues to $652.4 million and adjusted EBITDA of $72.2 million that exceeded expectations.  Also, in July 2023, Teladoc Health expanded its collaboration in artificial intelligence with Microsoft to address the healthcare workforce crisis.
About Teladoc Health
Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com.

Media:
Chris Stenrud
860-491-8821
pr@teladochealth.com